Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation
21st Century Oncology Of Alabama, LLC	AL
Arizona Radiation Therapy Management Services, Inc.	AZ
California Radiation Therapy Management Services, Inc.	CA
21st Century Oncology Of Jacksonville, Inc.	FL
Devoto Construction Of Southwest Florida, Inc.	FL
Radiation Therapy Services International, Inc.	FL
21st Century Oncology Management Services, Inc.	FL
Jacksonville Radiation Therapy Services, Inc.	FL
Financial Services Of Southwest Florida, LLC	FL
21st Century Oncology, LLC	FL
21st Century Oncology Of Harford County Maryland, LLC	MD
Berlin Radiation Therapy Treatment Center, LLC	MD
21st Century Oncology Of Prince Georges County, Maryland, LLC	MD
Maryland Radiation Therapy Management Services, LLC	MD
American Consolidated Technologies, LLC	MI
Michigan Radiation Therapy Management Services, Inc.	MI
Nevada Radiation Therapy Management Services, Incorporated	NV
21st Century Oncology Of New Jersey, Inc.	NJ
New York Radiation Therapy Management Services, Inc.	NY
North Carolina Radiation Therapy Management Services, LLC	NC
21st Century Oncology Of South Carolina, LLC	SC
West Virginia Radiation Therapy Services, Inc.	WV
Phoenix Management Company, LLC	MI
Carolina Regional Cancer Center, LLC	SC
Atlantic Urology Clinics, LLC	SC
Derm-Rad Investment Company, LLC	FL
21st Century Oncology Of Pennsylvania, Inc.	PA
Gettysburg Radiation, LLC	PA
Carolina Radiation and Cancer Treatment Center, Inc.	NC
21st Century Oncology Of Kentucky, LLC	KY
New England Radiation Therapy Management Services, Inc.	MA
Radiation Therapy School For Radiation Therapy Technology, Inc.	FL